Exhibit 14

NATIONAL TAX CREDIT INVESTORS II

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

This code of business conduct and ethics (this “Code”) has been adopted by National Tax Credit Investors II, on behalf of itself (collectively, the “Company”) pursuant to Item 406 of Regulation S-K (“Regulation S-K”) of the Securities and Exchange Commission (“SEC”), referred to herein as the “Applicable Rules,” in order to provide written standards and guidance to the Company’s directors, officers and employees (collectively, the “Covered Persons”) and covers a wide range of business practices and procedures. While it does not cover every issue that may arise, it sets out basic principles to guide the way Covered Persons conduct the Company’s business. All Covered Persons must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

The Company is committed to maintaining the highest standards of business conduct and ethics. This Code reflects the business practices and principles of behavior that support this commitment. We expect every Covered Person to read and understand this Code and its application to the performance of your business responsibilities.

Officers, managers and other supervisors are expected to develop in employees a sense of commitment to the spirit, as well as the letter, of this Code. Supervisors are also expected to use best efforts to ensure that all agents and contractors conform to Code standards when working for or on behalf of the Company. The compliance environment within each supervisor’s assigned area of responsibility will be a significant factor in evaluating the quality of that individual’s performance. In addition, any Covered Person who makes an exemplary effort to implement and uphold the Company’s legal and ethical standards will be recognized for that effort in their performance review. Nothing in this Code alters the employment at-will policy of the Company applicable to employees.

This Code cannot possibly describe every practice or principle related to honest and ethical conduct. This Code addresses conduct that is particularly important to proper dealings with the people and entities with which we interact on behalf of the Company, but reflects only a part of our commitment. The Company’s employee handbook contains additional policies of the Company that supplement or amplify this Code in certain areas and should be read in conjunction with this Code.

Action by members of your immediate family, significant others or other persons who live in your household also may potentially result in ethical issues to the extent that they involve Companybusiness. For example, acceptance of inappropriate gifts by a family member from one of the Company’s suppliers could create a conflict of interest and result in a Code violation attributable to you. Consequently, in complying with this Code, you should consider not only your own conduct, but also that of your immediate family members, significant others and other persons who live in your household.

The integrity and reputation of the Company depends on the honesty, fairness and integrity brought to the job by each person associated with us. It is the responsibility of each Covered Person to apply common sense, together with their own highest personal ethical standards, in making business decisions where there is no stated guideline in this Code. Unyielding personal integrity is the foundation of corporate integrity.

You should not hesitate to ask questions about whether any conduct may violate this Code, voice concerns or clarify ambiguous areas. Section 14 below details the compliance resources available to you. In addition, you should be alert to potential violations of this Code by others and report suspected violations, without fear of any form of retaliation, as further described in Section 14.Violations of this Code will not be tolerated. Any Covered Person who violates the standards in this Code may be subject to disciplinary action, up to and including termination of employment and, in appropriate cases, civil legal action or referral for criminal prosecution.

1.                Legal Compliance

Obeying the law, both in letter and in spirit, is the foundation of this Code. Our success depends upon each employee operating within legal guidelines and cooperating with local, national and international authorities. It is therefore essential that you understand the legal and regulatory requirements applicable to your business unit and area of responsibility. We will hold periodic training sessions to ensure that all Covered Persons understand the relevant laws, rules and regulations associated with their employment, including laws prohibiting insider trading (which are discussed in further detail in Section 2 below). While we do not expect you to memorize every detail of these laws, rules and regulations, we want you to be able to determine when to seek advice from others. If you do have a question in the area of legal compliance, it is important that you not hesitate to seek answers from your supervisor or the Company’s legal counsel.

Disregard of the law will not be tolerated. Violation of domestic or foreign laws, rules and regulations may subject an individual, as well as the Company, to civil and/or criminal penalties. You should be aware that conduct and records, including emails, are subject to internal and external audits, and to discovery by third parties in the event of a government investigation or civil litigation. It is in everyone’s best interests to know and comply with our legal and ethical obligations.

2.                Insider Trading

Covered Persons who have access to confidential (or “inside”) information of the Company are not permitted to use or share that information for trading purposes or for any other purpose except to conduct our business. All non-public information about the Company or about companies with which we do business is considered confidential information of the Company. To use material non-public information in connection with buying or selling securities, including “tipping” others who might make an investment decision on the basis of this information, is not only unethical, it is illegal. Covered Persons must exercise the utmost care when handling material inside information.

3.                Environment Compliance

Federal law imposes criminal liability on any person or company that contaminates the environment with any hazardous substance that could cause injury to the community or environment. Violation of environmental laws can be a criminal offense and can involve monetary fines and imprisonment. We expect Covered Persons to comply with all applicable environmental laws.

It is our policy to conduct our business in an environmentally responsible way that minimizes environmental impacts. We are committed to minimizing and, if possible, eliminating the use of any substance or material that may cause environmental damage, reducing waste generation and disposing of all waste through safe and responsible methods, minimizing environmental risks by employing safe technologies and operating procedures, and being prepared to respond appropriately to accidents and emergencies.

4.                Conflicts of Interest

A “conflict of interest” occurs when an individual’s personal interest (or the interest of a member of his or her family) may interfere in any way with the performance of his or her duties or the interests of the Company as a whole. A conflict of interest can arise when a Covered Person (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when a Covered Person (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company. We expect our employees, officers and directors to be free from influences that conflict with the interests of the Company. Even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. Whether or not a conflict of interest exists or will exist can be unclear.

If you have any questions about a potential conflict or if you become aware of an actual or potential conflict and you are not an officer or director of the Company, you should discuss the matter with your supervisor or the Company’s legal counsel. Conflicts of interest are prohibited unless specifically approved by authorized persons. Supervisors are not authorized to approve a conflict of interest without first seeking the approval of the Company’s legal counsel and filing with the Company’s legal counsel a written description of the approved activity. If your supervisor is involved in the potential or actual conflict, initially, you should discuss the matter directly with the Company’s legal counsel. Officers and directors may seek authorization from individuals serving in roles functioning as the principal executive officer (the “PEO”) or the principal financial officer (the “PFO”) of the Company. Factors that may be considered in evaluating a potential conflict of interest are, among others:

•        whether it may interfere with the Covered Person’s job performance, responsibilities or morale;

•        whether the Covered Person has access to confidential information;

•        whether it may interfere with the job performance, responsibilities or morale of others within the organization;

•        any potential adverse or beneficial impact on our business;

•        any potential adverse or beneficial impact on our relationships with our customers or suppliers or other service providers;

•        whether it would enhance or support a competitor’s position;

•        the extent to which it would result in financial or other benefit (direct or indirect) to the Covered Person;

•        the extent to which it would result in financial or other benefit (direct or indirect) to one of our customers, suppliers or other service providers; and

•        the extent to which it would appear improper to an outside observer.

The following are examples of situations that may, depending on the facts and circumstances, involve conflicts of interests:

•        Employment by (including consulting for) or service on the board of a competitor, customer or supplier or other service provider.Activity that enhances or supports the position of a competitor to the detriment of the Company is prohibited, including employment by or service on the board of a competitor. Employment by or service on the board of a customer or supplier or other service provider is generally discouraged and you must seek authorization in advance if you plan to take such action.

•        Lending to, borrowing from or having a material interest (equity or otherwise) in any entity that does business, seeks to do business or competes with us. In addition to the factors described above, persons evaluating ownership for conflicts of interest will consider the size and nature of the investment; the nature of the relationship between the other entity and the Company; the Covered Person’s access to confidential information and the Covered Person’s ability to influence the Company’s decisions. If you would like to acquire a financial interest of that kind, you must seek approval in advance.

•        Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with us. See Section 8 for further discussion of the issues involved in this type of conflict.

•        Soliciting contributions to any charity or for any political candidate from any person or entity that does business or seeks to do business with us.

•        Taking personal advantage of corporate opportunities. See Section 5 for further discussion of the issues involved in this type of conflict.

•        Moonlighting without permission.

•        Conducting our business transactions with your family member, significant other or person who shares your household or a business in which you have a significant financial interest. Material related-party transactions approved by the Audit Committee and involving any executive officer or director will be publicly disclosed as required by applicable laws and regulations.

•        Accepting compensation (in any form) for services performed for the Company from any source other than the Company.

Loans to, or guarantees of obligations of, Covered Persons or their Family Members by the Companycould constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law and applicable law requires that our Board of Directors approve all loans and guarantees to Covered Persons. As a result, all loans and guarantees by the Companymust be approved in advance by the Audit Committee.

5.                Corporate Opportunities

You may not take personal advantage of opportunities that are presented to you or discovered by you as a result of your position with usor through your use of corporate property or information, unless authorized by the PEO, the PFO or the Company’s legal counsel. Even opportunities that are acquired privately by you may be questionable if they are related to the Company’s existing or proposed lines of business. You cannot use your position with usor corporate property or information for improper personal gain. Unless otherwise set forth in any agreement between you and the Company or otherwise approved by the PEO, the PFO or the Company’s legal counsel, you may not compete with us in any way during the term of your engagement with the Company.

6.                Maintenance of Corporate Books, Records, Documents and Accounts; Financial Integrity; Public Reporting

The integrity of our records and public disclosure depends on the validity, accuracy and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records should be completed accurately and honestly. The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees and others with whom we do business. As a result, it is important that our books, records and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities.

Our accounting records are also relied upon to produce reports for our management, unitholders and creditors, as well as for governmental agencies. In particular, we rely upon our accounting and other business and corporate records in preparing the periodic and current reports that we file with the SEC. These reports must provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. Covered Persons who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about the Company that would be important to enable unitholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. In addition:

•        no Covered Person may take or authorize any action that would cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;

•        all Covered Persons must cooperate fully with our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC, are accurate and complete; and

•        no Covered Person should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

Any Covered Person who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor or one of the other compliance resources described in Section 14. In addition, each Covered Person must promptly bring to the attention of the PEO, the PFO or the Company’s legal counsel any information that the Covered Person may have concerning (a) significant deficiencies in the design or operation of internal control over financial reporting that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management, directors, or other Covered Persons who have a significant role in the Company’s financial reporting, disclosures or internal controls.

7.                Fair Dealing

Each Covered Person must endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage. No business gift or entertainment should ever be offered, given, provided or accepted by any Covered Person unless it:

  is not a cash or cash equivalent gift;
  is consistent with customary business practices;
  is objectively not excessive in value;
  cannot be construed as a bribe, a payoff, or as otherwise intended to inappropriately influence a business decision; and
  does not violate any laws, regulations, or applicable policies.

Please discuss with your supervisor or the Company’s legal counsel any business entertainment or gifts which you are not certain are appropriate.

8.                Health and Safety

The Company strives to provide each employee with a safe and healthy work environment. Each Covered Person has responsibility for maintaining a safe and healthy workplace for all employees by following security, health and safety rules. Suspicious or criminal activity, accidents, injuries and unsafe equipment, practices or conditions should be immediately reported to your supervisor. Performing work while under the influence of alcohol, illegal drugs or improperly used prescription medication is unsafe and puts us all at risk. This is prohibited, and working under the influence of such substances will not be tolerated. The only exception to this rule is when alcohol is used responsibly and in moderation at business dinners and at certain authorized events. Violence and threatening behavior are not permitted. Any acts or threatened acts of violence must be immediately reported to your supervisor and Human Resources.

9.                Political Involvement or Contributions

The Company respects your right to be involved in, and to participate in, the political process as you see fit. However, when engaging in personal civic and political affairs, your views and actions are your own, and not those of the Company. You may not use the Company’s resources (including work time) to support political parties, causes or candidates, or to promote your personal political views.

10.             Protection and Proper Use of Company Assets

All Covered Persons are expected to protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability. Company property is expected to be used only for legitimate business purposes, although incidental personal use may be permitted. Covered Persons should be mindful of the fact that we retain the right to access, review, monitor and disclose any information transmitted, received or stored using our electronic equipment, with or without an employee’s or third party’s knowledge, consent or approval. Any misuse or suspected misuse of ourassets must be immediately reported to your supervisor or the Company’s legal counsel.

11.             Confidentiality

One of our most important assets is our confidential information. Covered Persons who have received or have access to confidential information about the Company should take care to keep this information confidential. Except when disclosure is authorized or legally mandated, you must not share our or our affiliates’ or customers’ confidential information with third parties or others within the Company who have no legitimate business purpose for receiving that information. Unauthorized use or distribution of this information could also be illegal and result in civil liability and/or criminal penalties.

You should also take care not to inadvertently disclose confidential information about the Company. Materials that contain confidential information, such as memos, notebooks and computers should be stored securely. Unauthorized posting or discussion of any information concerning our business, information or prospects on the Internet is prohibited. Be cautious when discussing sensitive information in public places like elevators or airports. All business relatedemails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of the Company, except where required for legitimate business purposes.

12.             Encouraging the Reporting of any Illegal or Unethical Behavior

When there is any ambiguity about the proper ethical or legal action to take in a particular situation, Company employees and other Covered Persons should talk to supervisors or other appropriate personnel. Covered Persons must promptly report potential violations of applicable laws, rules, regulations or this Code (“Potential Violations”). Reports of Potential Violations may be submitted to the Company’s legal counsel anonymously if the Covered Person so desires. The Company will not allow retaliation for reports of Potential Violations that are made in good faith.

13.             Waivers

Any waiver of this Code for any Covered Person, including the executive officers (including our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or directors may be authorized only by our general partner. All waivers of this Code will be disclosed to unitholders as required by applicable laws, rules and regulations.

14.             Compliance Standards and Procedures

Compliance Resources

The PEO, the PFO and the Company’s legal counsel are responsible for:

•          investigating Potential Violations;

•                  training new employees in Code policies;

•                  conducting annual training sessions to refresh employees’ familiarity with this Code;

•                  distributing copies of this Code annually via email to each employee with a reminder that each employee is responsible for reading, understanding and complying with this Code;

•                  updating this Code as needed and alerting employees to any updates, with appropriate approval of the Audit Committee of the Board of Directors, to reflect changes in the law, the Company operations and in recognized best practices, and to reflect the Company’s experience; and

•                  otherwise promoting an atmosphere of responsible and ethical conduct.

Your most immediate resource for any matter related to this Code is your supervisor. Your supervisor may have the information you need, or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the PEO, the PFO or the Company’s legal counsel.

Clarifying Questions and Concerns; Reporting Potential Violations

If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor; even the appearance of impropriety can be very damaging and should be avoided.

If you are aware of Potential Violation of Code standards by others, you have a responsibilityto report it. You are expected to promptly provide a compliance resource with a specific description of the Potential Violation that you believe has occurred, including any information you have about the persons involved and the time of the Potential Violation.Whether you choose to speak with your supervisor or the Compliance Hotline, you should do so withoutfear of any form of retaliation. We will take prompt disciplinary action against any employee who retaliates against you, up to and including termination of employment.

Supervisors must promptly report any complaints or observations of Potential Violations tothe PEO, the PFO or the Company’s legal counsel, who will report to the designated Company contacts your concern for investigation promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Your cooperation in the investigation will be expected. As needed, the PEO or the PFO will consult with legal counsel and/or the general partner.

If the investigation indicates that a violation of this Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil action or referral for criminal prosecution. Appropriate action may also be taken to deter any future Code violations.